Exhibit 99.1 For Immediate Release JAYSON PENN TO SUCCEED BILL LOVETTE AS GLOBAL CEO OF PILGRIM’S PRIDE GREELEY, Colo., March 22, 2019 – Pilgrim’s Pride Corporation (NASDAQ: PPC), a worldwide leader in poultry and prepared foods, today announced that its Board of Directors has approved the appointment of Jayson Penn, current President of Pilgrim’s USA, to succeed Bill Lovette, who is retiring from the position of President and Chief Executive Officer of Pilgrim’s Pride. Lovette will remain available to provide strategic advisory services to the company through July 2020. “Jayson Penn has enjoyed a distinguished career in the poultry industry and has played an integral role in the success of Pilgrim’s over the last eight years,” said Gilberto Tomazoni, Chairman of the Board of Directors. “Since joining the company in March 2011, Jayson has exemplified the leadership qualities, passion to succeed and business acumen that make him the ideal candidate to assume this role. The Board’s decision is further validation of the Pilgrim’s strategy, implemented in 2012, to create a unique, diversified portfolio across multiple geographies, with a focus on key customers and operational excellence, to generate more consistent and higher margins. Jayson has been at the forefront of this strategy and we are confident in his ability to continue to create shareholder value. “The Board is extremely grateful for Bill’s leadership, vision, dedication and commitment,” Tomazoni said. “His legacy at Pilgrim’s will endure through the strong management team and unique business platform he developed, which will position the company for continued growth and success.”

Exhibit 99.1 Lovette was appointed President and CEO by the Board of Directors in January 2011 and, during his tenure, led a period of unprecedented value creation for the company and its shareholders, growing the business from $6.9 billion to $10.9 billion in annual net revenue. Over the last eight years, Lovette helped establish Pilgrim’s as a leading global food company by building a diversified portfolio of brands and on-trend products, extending the company’s footprint to the UK and Europe, significantly expanding its presence in Mexico, investing in operations and increasing margins and bottom-line profitability by partnering with key customers to create shared success. “I appreciate the commitment and support from our team throughout this eight-year transformational journey to create the company Pilgrim’s is today,” said Bill Lovette. “Jayson has been instrumental in building our strong culture and we back him with our full support.” Penn will assume the position of President and CEO immediately. “I am humbled that the Board has given me the opportunity to serve as Pilgrim’s CEO,” Penn said. “Pilgrim’s has been on a remarkable journey of growth, building a strong culture of empowerment and providing our customers and consumers with high quality, innovative solutions that allow them to thrive. We are a global team of more than 52,000, unified in mission and purpose, and I am excited to help guide our team in the next steps of our journey. “I am extremely grateful to Bill for his mentorship, counsel and friendship,” Penn added. “Working alongside Bill for these last eight years at Pilgrim’s has been the highlight of my career and his constant support, leadership by example and strong work ethic have made this seamless transition possible.” Penn, an accomplished executive with more than 30 years of experience, grew up in the poultry industry, beginning in his family’s poultry company. He joined Pilgrim’s in March 2011 and has

Exhibit 99.1 served as Senior Vice President of the Commercial Business Group, Executive Vice President of Sales and Operations and, most recently, as President of Pilgrim’s USA. Prior to Pilgrim’s, Penn served in management positions at several leading poultry companies. He has also served on the board of directors and the executive committee of the USA Poultry and Egg Export Council and currently serves on the board and executive committee of the National Chicken Council and the board of directors of The World Poultry Foundation. He is a graduate of Florida State University in Tallahassee, Fla., and the Advanced Management Program at Harvard University in Cambridge, Mass. # # # About Pilgrim’s Pride Pilgrim’s employs approximately 52,100 people and operates chicken processing plants and prepared-foods facilities in 14 states, Puerto Rico, Mexico, the U.K, and continental Europe. The Company’s primary distribution is through retailers and foodservice distributors. For more information, please visit www.pilgrims.com. Media Contacts: Cameron Bruett 202-445-6168 cameron.bruett@jbssa.com Investor Relations: Dunham Winoto 970-506-8192 IRPPC@pilgrims.com